Exhibit 10.1

AMENDMENT NO. 2 TO THE LIFEPOINT HOSPITALS, INC.

EXECUTIVE PERFORMANCE INCENTIVE PLAN

This Amendment to the LifePoint Hospitals, Inc. Executive Performance Incentive Plan (the “Plan”) is made on this 22nd day of April, 2014.

WHEREAS, LifePoint Hospitals, Inc. (the “Company”) established the Plan effective January 1, 2004, in order to provide meaningful economic incentives that qualify as “performance-based compensation” described in section 162(m)(4)(C) of the Internal Revenue Code (the “Code”); and

WHEREAS, the Company desires to revise the Plan’s performance criteria;

NOW, THEREFORE, the Plan is hereby amended as follows, effective June 3, 2014, to delete Section 3.3 and replace it with the following:

3.3          Performance Criteria of Awards.  Subject to the terms hereof, and in a manner consistent with Treas. Reg. Section 1.162-27 or any successor rule under the Code, performance goals shall be determined in the sole and absolute discretion of the Committee, provided that the goals must be such that whether or not the performance goal will be achieved is substantially uncertain at the time the performance goals and the terms of the Award are established.  Performance goals may be based on one or more of the following business criteria for the Company, on a consolidated basis, and/or for affiliates of the Company, or for business or geographical units of the Company and/or an affiliate (except with respect to the total stockholder return and earnings per share criteria): (1) earnings per share; (2) revenues or margins; (3) cash flow (including operating cash flow, free cash flow, discounted return on investment and cash flow in excess of cost of capital); (4) operating margin; (5) return on assets, sales, investment, capital, or equity; (6) economic value added; (7) direct contribution; (8) net income; pretax earnings; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings after interest expense and before extraordinary or special items; operating income or income from operations; income before interest income or expense, unusual items and income taxes, local, state or federal and excluding budgeted and actual bonuses which might be paid under any ongoing bonus plans of the Company; (9) working capital; (10) management of fixed costs or variable costs; (11) identification or consummation of investment opportunities or completion of specified projects in accordance with corporate business plans, including strategic mergers, acquisitions or divestitures; (12) acquisition revenue (including the acquisition of entities or facilities with targeted levels of revenue); (13) total stockholder return; (14) debt reduction; (15) market share; (16) entry into new markets, either geographically or by business unit; (17) customer retention and satisfaction; (18) strategic plan development and implementation, including turnaround plans; and/or (19) the fair market value of a share of the Company’s common stock.  Any of the above goals may be determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor’s 500

Stock Index or a group of companies that are comparable to the Company. In determining the achievement of the performance goals, unless otherwise specified by the Committee at the time the performance goals are set, the Committee shall exclude the impact of (i) restructurings, discontinued operations, and extraordinary items (as defined pursuant to generally accepted accounting principles), and other unusual or non-recurring charges; (ii) change in accounting standards required by generally accepted accounting principles; or (iii) such other exclusions or adjustments as the Committee specifies at the time the Award is granted.

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IN WITNESS WHEREOF, the undersigned officer of the Company has executed this Amendment on the date first written above.

LIFEPOINT HOSPITALS, INC.

By:	/s/ Christy S. Green

Its:	Vice President and Corporate Secretary